CAMPBELL REPORTS FOURTH-QUARTER FISCAL 2023 RESULTS
PROVIDES FULL-YEAR FISCAL 2024 GUIDANCE

For the fourth quarter:
•Net Sales increased to $2.1 billion. Organic Net Sales increased 5%.
•Earnings Before Interest and Taxes (EBIT) increased to $272 million. Adjusted EBIT decreased 10% to $242 million.
•Earnings Per Share (EPS) increased to $0.57. Adjusted EPS decreased 11% to $0.50.

For the full year:
•Net Sales increased to $9.4 billion. Organic Net Sales increased 10%.
•EBIT increased to $1.3 billion. Adjusted EBIT increased 5% to $1.4 billion.
•EPS increased to $2.85. Adjusted EPS increased 5% to $3.00.
•Returned $589 million to shareholders, including $447 million in dividends.
•Sovos Brands, Inc. (Sovos Brands) acquisition is currently expected to close by the end of December 2023.

CAMDEN, N.J., Aug. 31, 2023—Campbell Soup Company (NYSE:CPB) today reported results for its fourth-quarter and full-year fiscal 2023 ended July 30, 2023.

CEO Comments
“We delivered a strong fiscal 2023 with both top and bottom-line growth, exceeding our initial expectations and demonstrating momentum against our strategic plan,” said Mark Clouse, Campbell's President and CEO. “Looking ahead, we see fiscal 2024 as another year of sustained growth and continued progress against our strategic plan. We expect accelerated growth and margin improvement in Snacks, and sequential and steady improvement in Meals & Beverages throughout the year, and with the pending strategic acquisition of Sovos Brands, Campbell will be one of the most dependable, growth-oriented names in food.”

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	July 30, 2023	July 31, 2022	% Change	July 30, 2023	July 31, 2022	% Change
Net Sales
As Reported (GAAP)	$2,068	$1,987	4%	$9,357	$8,562	9%
Organic			5%			10%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$272	$170	60%	$1,312	$1,163	13%
Adjusted	$242	$269	(10)%	$1,367	$1,297	5%
Diluted Earnings Per Share
As Reported (GAAP)	$0.57	$0.32	78%	$2.85	$2.51	14%
Adjusted	$0.50	$0.56	(11)%	$3.00	$2.85	5%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
As Reported (GAAP)	$0.57	$0.32	$2.85	$2.51

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.04	$0.04	$0.17	$0.08

Pension and postretirement actuarial losses (gains)	$(0.10)	$0.08	$(0.04)	$0.11

Commodity mark-to-market adjustments	$(0.08)	$0.13	$(0.05)	$0.15

Accelerated amortization	$0.02	$—	$0.02	$—

Charges associated with divestiture	$0.04	$—	$0.04	$—

Transaction costs	$0.01	$—	$0.01	$—

Loss on debt extinguishment	$—	$—	$—	$0.01

Adjusted*	$0.50	$0.56	$3.00	$2.85
*Numbers may not add due to rounding.

Fourth-Quarter Results
Net sales in the quarter increased 4%. Organic net sales increased 5% to $2.1 billion. The impact of inflation-driven net price realization of 10% was partially offset by some unfavorable volume / mix of 5%.

Gross profit increased to $656 million from $571 million. Gross profit margin was 31.7% compared to 28.7%. Excluding items impacting comparability, adjusted gross profit increased to $632 million from $622 million. Adjusted gross profit margin decreased 70 basis points, as expected, to 30.6% primarily driven by unfavorable volume / mix, with net price realization and supply chain productivity improvements more than offsetting higher cost inflation and other supply chain costs.

Marketing and selling expenses increased 11% to $199 million and represented approximately 10% of net sales. Excluding items impacting comparability, adjusted marketing and selling expenses increased 9% to $194 million and represented approximately 9% of net sales in line with our objectives. The increase was driven by higher advertising and consumer promotion expense (A&C), which increased 23%, and higher selling expenses, partially offset by increased benefits from cost savings initiatives.

Administrative expenses increased 2% to $167 million. Excluding items impacting comparability, adjusted administrative expenses increased 7% to $164 million primarily due to higher general administrative costs and inflation, partially offset by increased benefits from cost savings initiatives.

Other income was $9 million compared to other expenses of $31 million. Excluding items impacting comparability, adjusted other expenses were $7 million compared to adjusted other income of $1 million primarily due to lower pension and postretirement benefit income this year.

As reported EBIT increased to $272 million from $170 million. Excluding items impacting comparability, adjusted EBIT decreased 10% to $242 million primarily due to higher adjusted strategic marketing and selling expenses, higher adjusted administrative expenses, and higher adjusted other expenses related to lower pension and postretirement benefit income this year, partially offset by higher adjusted gross profit.

Net interest expense was $47 million compared to $45 million. The effective tax rate was 24.9% compared to 23.2%. Excluding items impacting comparability, the adjusted effective tax rate decreased to 23.1% compared to 24.1%.

As reported EPS increased to $0.57 per share compared to $0.32 per share. Excluding items impacting comparability, adjusted EPS decreased $0.06, or 11%, to $0.50 per share compared to $0.56 per share primarily reflecting the decrease in adjusted EBIT and slightly higher interest expense, partially offset by a lower adjusted effective tax rate and a reduction in the weighted average diluted shares outstanding. Lower pension and postretirement benefit income in the fourth quarter drove an approximate $0.02 impact to adjusted EPS as compared to the prior-year period.

Full-Year Results
Net sales increased 9% and organic net sales increased 10% to $9.4 billion with the benefit of inflation-driven net price realization more than offsetting unfavorable volume / mix.

As reported EBIT increased 13% to $1.31 billion. Excluding items impacting comparability, adjusted EBIT increased 5% to $1.37 billion primarily due to higher adjusted gross profit, partially offset by higher adjusted marketing and selling expenses, higher adjusted other expenses, and higher adjusted administrative expenses. Lower pension and postretirement benefit income this year drove an approximate $44 million impact to adjusted EBIT.

Net interest expense was $184 million compared to $188 million. Excluding items impacting comparability in the prior year, adjusted net interest expense was $184 million. The effective tax rate was 23.9% compared to 22.4%. Excluding items impacting comparability, the adjusted effective tax rate increased to 23.7% compared to 22.6% primarily due to the impact of state tax law changes in the prior year.

As reported EPS increased to $2.85 per share compared to $2.51 per share. Excluding items impacting comparability, adjusted EPS increased $0.15, or 5%, to $3.00, which was consistent with the company's latest fiscal 2023 guidance and included an approximate $0.11 impact from lower pension and postretirement benefit income. Fiscal 2023 adjusted EPS increased from $2.85 per share in the prior year primarily reflecting the increase in adjusted EBIT and a reduction in the weighted average diluted shares outstanding, partially offset by a higher adjusted effective tax rate.

Cash flow from operations was $1.1 billion compared to $1.2 billion primarily due to changes in working capital, partially offset by higher cash earnings. Capital expenditures were $370 million compared to $242 million. In line with Campbell’s commitment to return value to its shareholders, the company paid $447 million of cash dividends and repurchased common stock of approximately $142 million. At the end of the fourth quarter, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $104 million remaining under its $250 million anti-dilutive share repurchase program. As of fiscal year end, the company had approximately $189 million in cash and cash equivalents and $1.85 billion available under its revolving credit facility.

Cost Savings Program from Continuing Operations
Through the fourth quarter, Campbell has achieved $890 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. The company remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2024 Guidance:
Following a strong fiscal 2023, Campbell's full-year fiscal 2024 guidance reflects continued momentum against its strategic plan. The pending acquisition of Sovos Brands is currently expected to close by the end of December 2023 and is not included in Campbell's current fiscal 2024 outlook. After the transaction closes, the company expects to update guidance expectations for the combined business.

Guidance reflects the following underlying assumptions:
•Net Sales growth reflecting:
◦Volume declines expected in the first half of fiscal 2024 with sequential improvement throughout the fiscal year leading to positive trends in the second half;
◦Expected lower contribution from pricing and disciplined levels of promotional activity;
◦More difficult first half top-line comparisons to prior year as the company will lap double-digit net sales growth driven by mid-teens inflation-driven pricing.
•Adjusted EBIT and adjusted EPS growth reflecting:
◦An expectation of modest adjusted earnings growth and margin progress in fiscal 2024, expected to be second half weighted, due to an improving cost outlook throughout the year, benefiting from a moderating inflationary environment and on-going productivity improvements benefits;
◦Continued inflation mitigation through a variety of levers including productivity improvements of approximately 3% and cost savings initiatives of approximately $35 to $40 million;
◦A continued commitment to brand investments, with marketing and selling expense as a percent of net sales expected at the low end of its targeted 9-10% range, with a meaningful step-up in marketing and selling spend in the first quarter compared to prior year;
◦Division operating margins expected to improve overall for fiscal 2024, with Snacks operating margin expected to be above 15% and modest operating margin expansion in Meals & Beverages expected in the second half of the fiscal year.
•Non-operating items:
◦Campbell’s adjusted EBIT and adjusted EPS guidance includes an estimated pre-tax headwind of approximately $13 million, or $0.03 per share, in fiscal 2024 related to lower pension and postretirement benefit income, representing approximately 1% of both adjusted EBIT and adjusted EPS growth. This impact is expected be most pronounced in the first quarter of the fiscal year;
◦The divestiture of the Emerald nuts business, which closed on May 30, 2023, is estimated to reduce reported net sales growth by approximately 0.5% and have an expected dilutive impact of $0.01 to adjusted EPS in fiscal 2024.
•Other additional guidance assumptions can be found in the accompanying investor presentation available at investor.campbellsoupcompany.com/events-and-presentations.

The full-year fiscal 2024 guidance is set forth in the table below:

	FY2023 Results	FY2024 Guidance
($ in millions, except per share)
Net Sales	$9,357	(0.5)% to +1.5%
Organic Net Sales[1]		0% to +2%

Adjusted EBIT[2]	$1,367*	+3% to +5%

Adjusted EPS[2]	$3.00*	+3% to +5%
$3.09 to $3.15

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for the Emerald nuts business, which was divested on May 30, 2023.
2 Adjusted EBIT in fiscal 2023 included approximately $14 million and adjusted EPS included approximately $0.04 of litigation expenses related to the Plum baby food and snacks business, which was divested on May 3, 2021. We will exclude these costs from our fiscal 2024 adjusted EBIT and adjusted EPS and thereafter as we do not believe that these expenses reflect our underlying operating performance.
Note: A non-GAAP reconciliation is not provided for fiscal 2024 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended July 30, 2023
	($ in millions)
	Meals & Beverages*	Snacks*	Total
Net Sales, as Reported	$936	$1,132	$2,068

Volume/Mix	(5)%	(5)%	(5)%
Net Price Realization	6%	13%	10%
Organic Net Sales	1%	9%	5%
Currency	—%	—%	—%
Divestiture[1]	—%	(1)%	(1)%
% Change vs. Prior Year	—%	8%	4%

Segment Operating Earnings	$132	$158
% Change vs. Prior Year	(18)%	12%

*Numbers do not add due to rounding.
1 Reflects the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended July 30, 2023
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$4,907	$4,450	$9,357

Volume/Mix	(5)%	(2)%	(4)%
Net Price Realization	12%	15%	13%
Organic Net Sales	7%	13%	10%
Currency	(1)%	—%	—%
Divestiture[1]	—%	—%	—%
% Change vs. Prior Year	7%	13%	9%

Segment Operating Earnings	$894	$640
% Change vs. Prior Year	2%	24%

*Numbers do not add due to rounding.
1 Reflects the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter were flat. Organic net sales increased 1% as increases in foodservice and Prego pasta sauces were partially offset by declines in beverages, U.S. soup and Canada. Net price realization of 6% was partially offset by modestly unfavorable volume / mix of 5%. Sales of U.S. soup decreased 2% primarily due to declines in ready-to-serve soups, partially offset by strong increases in broth and modest increases in condensed.

Operating earnings in the quarter decreased 18% primarily due to lower gross profit. Gross profit margin decreased due to higher cost inflation and other supply chain costs, as well as modestly unfavorable volume / mix, partially offset by net price realization and supply chain productivity improvements.

Snacks
Net sales in the quarter increased 8% and organic net sales increased 9% driven by sales of its 8 power brands, which were up 13%. Sales growth was driven by increases in cookies and crackers, primarily Goldfish crackers and Lance sandwich crackers, and in salty snacks, primarily Kettle Brand and Cape Cod potato chips. Sales benefited from net price realization of 13%, partially offset by modestly unfavorable volume / mix of 5%.

Operating earnings in the quarter increased 12% primarily due to higher gross profit, partially offset by higher marketing and selling expenses as well as higher administrative expenses. Gross profit margin increased due to the impact of net price realization and supply chain productivity improvements more than offsetting higher cost inflation and other supply chain costs as well as unfavorable volume / mix.

Corporate
Corporate expense was $17 million in the fourth quarter of fiscal 2023 compared to $127 million in the prior year.

Corporate expense in the current quarter included the following:
•$41 million of pension and postretirement actuarial gains;
•$30 million of unrealized mark-to-market gains on outstanding undesignated commodity hedges;
•$15 million of costs related to cost savings initiatives;
•$13 million loss from the sale of the Emerald nuts business;
•$7 million of accelerated amortization; and
•$5 million of transaction costs associated with the pending acquisition of Sovos Brands.

Corporate expense in the fourth quarter of fiscal 2022 included:
•$51 million of unrealized mark-to-market losses on outstanding undesignated commodity hedges;
•$32 million of pension and postretirement actuarial losses; and
•$11 million of costs related to cost savings initiatives.

After factoring in these items, the remaining increase in Corporate expense was primarily due to lower pension and postretirement benefit income and higher administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023.

About Campbell
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the conditions to the completion of the Sovos Brands, Inc. (“Sovos Brands”) transaction, including obtaining Sovos Brands shareholder approval, may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected, on the anticipated schedule, or at all; long-term financing for the Sovos Brands transaction may not be obtained on favorable terms, or at all; closing of the Sovos Brands transaction may not occur or be delayed, either as a result of litigation related to the transaction or otherwise or result in significant costs of defense, indemnification and liability; the risk that the cost savings and any other synergies from the Sovos Brands transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; completing the Sovos Brands transaction may distract our management from other important matters; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 30, 2023	July 31, 2022
Net sales	$2,068	$1,987
Costs and expenses
Cost of products sold	1,412	1,416
Marketing and selling expenses	199	179
Administrative expenses	167	163
Research and development expenses	26	23
Other expenses / (income)	(9)	31
Restructuring charges	1	5
Total costs and expenses	1,796	1,817
Earnings before interest and taxes	272	170
Interest, net	47	45
Earnings before taxes	225	125
Taxes on earnings	56	29
Net earnings	169	96
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$169	$96
Per share - basic
Net earnings attributable to Campbell Soup Company	$.57	$.32
Weighted average shares outstanding - basic	298	300
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.32
Weighted average shares outstanding - assuming dilution	299	302

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 30, 2023	July 31, 2022
Net sales	$9,357	$8,562
Costs and expenses
Cost of products sold	6,440	5,935
Marketing and selling expenses	811	734
Administrative expenses	654	617
Research and development expenses	92	87
Other expenses / (income)	32	21
Restructuring charges	16	5
Total costs and expenses	8,045	7,399
Earnings before interest and taxes	1,312	1,163
Interest, net	184	188
Earnings before taxes	1,128	975
Taxes on earnings	270	218
Net earnings	858	757
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$858	$757
Per share - basic
Net earnings attributable to Campbell Soup Company	$2.87	$2.51
Weighted average shares outstanding - basic	299	301
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.85	$2.51
Weighted average shares outstanding - assuming dilution	301	302

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 30, 2023	July 31, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$936	$935	—%
Snacks	1,132	1,052	8%
Total sales	$2,068	$1,987	4%
Earnings
Contributions:
Meals & Beverages	$132	$161	(18)%
Snacks	158	141	12%
Total operating earnings	290	302	(4)%
Corporate income (expense)	(17)	(127)
Restructuring charges	(1)	(5)
Earnings before interest and taxes	272	170	60%
Interest, net	47	45
Taxes on earnings	56	29
Net earnings	169	96	76%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$169	$96	76%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.32	78%

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 30, 2023	July 31, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$4,907	$4,607	7%
Snacks	4,450	3,955	13%
Total sales	$9,357	$8,562	9%
Earnings
Contributions:
Meals & Beverages	$894	$874	2%
Snacks	640	517	24%
Total operating earnings	1,534	1,391	10%
Corporate income (expense)	(206)	(223)
Restructuring charges	(16)	(5)
Earnings before interest and taxes	1,312	1,163	13%
Interest, net	184	188
Taxes on earnings	270	218
Net earnings	858	757	13%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$858	$757	13%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.85	$2.51	14%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 30, 2023	July 31, 2022
Current assets	$2,061	$1,963
Plant assets, net	2,398	2,343
Intangible assets, net	7,107	7,177
Other assets	492	409
Total assets	$12,058	$11,892
Current liabilities	$2,222	$2,886
Long-term debt	4,498	3,996
Other liabilities	1,675	1,677
Total equity	3,663	3,333
Total liabilities and equity	$12,058	$11,892
Total debt	$4,689	$4,810
Total cash and cash equivalents	$189	$109

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	July 30, 2023	July 31, 2022
Cash flows from operating activities:
Net earnings	$858	$757
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	16	5
Stock-based compensation	63	59
Pension and postretirement benefit income	(22)	(7)
Depreciation and amortization	387	337
Deferred income taxes	(5)	21
Net loss on sale of business	13	—
Loss on extinguishment of debt	—	4
Other	100	88
Changes in working capital, net of divestiture
Accounts receivable	(1)	48
Inventories	(64)	(314)
Other current assets	13	25
Accounts payable and accrued liabilities	(164)	200
Other	(51)	(42)
Net cash provided by operating activities	1,143	1,181
Cash flows from investing activities:
Purchases of plant assets	(370)	(242)
Purchases of route businesses	(13)	(1)
Sales of route businesses	1	2
Sale of business	41	—
Other	1	11
Net cash used in investing activities	(340)	(230)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	3,677	1,173
Short-term repayments, including commercial paper	(3,749)	(997)
Long-term borrowings	500	—
Long-term repayments	(566)	—
Dividends paid	(447)	(451)
Treasury stock purchases	(142)	(167)
Treasury stock issuances	22	3
Payments related to tax withholding for stock-based compensation	(19)	(18)
Payments related to extinguishment of debt	—	(453)
Other	1	—
Net cash used in financing activities	(723)	(910)
Effect of exchange rate changes on cash	—	(1)
Net change in cash and cash equivalents	80	40
Cash and cash equivalents — beginning of period	109	69
Cash and cash equivalents — end of period	$189	$109

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 30, 2023
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; transaction costs; impairment charges or accelerated amortization. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 30, 2023			July 31, 2022			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$936	$4	$940	$935	$—	$935	—%	1%
Snacks	1,132	(1)	1,131	1,052	(13)	1,039	8%	9%
Total Net Sales	$2,068	$3	$2,071	$1,987	$(13)	$1,974	4%	5%

Twelve Months Ended
	July 30, 2023			July 31, 2022			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,907	$27	$4,934	$4,607	$—	$4,607	7%	7%
Snacks	4,450	(2)	4,448	3,955	(13)	3,942	13%	13%
Total Net Sales	$9,357	$25	$9,382	$8,562	$(13)	$8,549	9%	10%

Twelve Months Ended
	July 30, 2023
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2024 Guidance
Meals & Beverages	$4,907	$—	$4,907
Snacks	4,450	(51)	4,399
Total Net Sales	$9,357	$(51)	$9,306
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, gains or losses on divestitures, transaction costs, and losses on the extinguishment of debt. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the fourth quarter of fiscal 2023, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $6 million in Cost of products sold, $5 million in Marketing and selling expenses, $3 million in Administrative expenses, and $1 million in Research and development expenses (aggregate impact of $13 million after tax, or $.04 per share) related to these initiatives. In the fourth quarter of fiscal 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $10 million in Administrative expenses and $1 million in Marketing and selling expenses (aggregate impact of $12 million after tax, or $.04 per share) related to these initiatives. In fiscal 2023, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $24 million in Administrative expenses, $18 million in Cost of products sold, $5 million in Marketing and selling expenses and $3 million in Research and development expenses (aggregate impact of $50 million after tax, or $.17 per share) related to these initiatives. In fiscal 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $20 million in Administrative expenses, $5 million in Cost of products sold and $1 million in Marketing and selling expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives.
(2)In the fourth quarter of fiscal 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $41 million ($31 million after tax, or $.10 per share). In the fourth quarter of fiscal 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $32 million ($24 million after tax, or $.08 per share). In fiscal 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share). In fiscal 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $44 million ($33 million after tax, or $.11 per share).
(3)In the fourth quarter of fiscal 2023, the company recognized gains in Cost of products sold of $30 million ($23 million after tax, or $.08 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the fourth quarter of fiscal 2022, the company recognized losses in Cost of products sold of $51 million ($38 million after tax, or $.13 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2023, the company recognized gains in Cost of products sold of $21 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2022, the company recognized losses in Cost of products sold of $59 million ($44 million after tax, or $.15 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)In the fourth quarter of fiscal 2023, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers.
(5)In the fourth quarter of fiscal 2023, the company recorded a pre- and after-tax loss in Other expenses / (income) of $13 million ($.04 per share) on the sale of its Emerald nuts business.
(6)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. In the fourth quarter of fiscal 2023, the company incurred transaction costs in Other expenses / (income) of $5 million ($4 million after tax, or $.01 per share) associated with the pending acquisition, which the company currently expects to close by the end of December 2023.
(7)In fiscal 2022, the company recorded a loss in Interest expense of $4 million ($3 million after tax, or $.01 per share) on the extinguishment of debt.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	July 30, 2023			July 31, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$656	$(24)	$632	$571	$51	$622	2%
Gross profit margin	31.7%		30.6%	28.7%		31.3%	(70) pts
Marketing and selling expenses	199	(5)	194	179	(1)	178	9%
As a percentage of Net sales	10%		9%	9%		9%
Administrative expenses	167	(3)	164	163	(10)	153	7%
Research and development expenses	26	(1)	25	23	—	23
Other expenses / (income)	(9)	16	7	31	(32)	(1)
Restructuring charges	1	(1)	—	5	(5)	—
Earnings before interest and taxes	$272	$(30)	$242	$170	$99	$269	(10)%
Interest, net	47	—	47	45	—	45	4%
Earnings before taxes	$225	$(30)	$195	$125	$99	$224
Taxes	56	(11)	45	29	25	54
Effective income tax rate	24.9%		23.1%	23.2%		24.1%	(100) pts
Net earnings attributable to Campbell Soup Company	$169	$(19)	$150	$96	$74	$170	(12)%
Diluted net earnings per share attributable to Campbell Soup Company*	$.57	$(.06)	$.50	$.32	$.25	$.56	(11)%
(a) See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	July 30, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Accelerated amortization (4)	Divestiture (5)	Transaction costs (6)	Adjustments
Gross profit	$6	$—	$(30)	$—	$—	$—	$(24)
Marketing and selling expenses	(5)	—	—	—	—	—	(5)
Administrative expenses	(3)	—	—	—	—	—	(3)
Research and development expenses	(1)	—	—	—	—	—	(1)
Other expenses / (income)	—	41	—	(7)	(13)	(5)	16
Restructuring charges	(1)	—	—	—	—	—	(1)
Earnings before interest and taxes	$16	$(41)	$(30)	$7	$13	$5	$(30)
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$16	$(41)	$(30)	$7	$13	$5	$(30)
Taxes	3	(10)	(7)	2	—	1	(11)
Net earnings attributable to Campbell Soup Company	$13	$(31)	$(23)	$5	$13	$4	$(19)
Diluted net earnings per share attributable to Campbell Soup Company*	$.04	$(.10)	$(.08)	$.02	$.04	$.01	$(.06)
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	July 31, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$—	$—	$51	$51
Marketing and selling expenses	(1)	—	—	(1)
Administrative expenses	(10)	—	—	(10)
Other expenses / (income)	—	(32)	—	(32)
Restructuring charges	(5)	—	—	(5)
Earnings before interest and taxes	$16	$32	$51	$99
Interest, net	—	—	—	—
Earnings before taxes	$16	$32	$51	$99
Taxes	4	8	13	25
Net earnings attributable to Campbell Soup Company	$12	$24	$38	$74
Diluted net earnings per share attributable to Campbell Soup Company	$.04	$.08	$.13	$.25

	Twelve Months Ended
	July 30, 2023			July 31, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$2,917	$(3)	$2,914	$2,627	$64	$2,691	8%
Gross profit margin	31.2%		31.1%	30.7%		31.4%	(30) pts
Marketing and selling expenses	811	(5)	806	734	(1)	733	10%
As a percentage of Net sales	9%		9%	9%		9%
Administrative expenses	654	(24)	630	617	(20)	597	6%
Research and development expenses	92	(3)	89	87	—	87
Other expenses / (income)	32	(10)	22	21	(44)	(23)
Restructuring charges	16	(16)	—	5	(5)	—
Earnings before interest and taxes	$1,312	$55	$1,367	$1,163	$134	$1,297	5%
Interest, net	184	—	184	188	(4)	184	—%
Earnings before taxes	$1,128	$55	$1,183	$975	$138	$1,113
Taxes	270	10	280	218	34	252
Effective income tax rate	23.9%		23.7%	22.4%		22.6%	110 pts
Net earnings attributable to Campbell Soup Company	$858	$45	$903	$757	$104	$861	5%
Diluted net earnings per share attributable to Campbell Soup Company	$2.85	$.15	$3.00	$2.51	$.34	$2.85	5%
(a) See following tables for additional information.

	Twelve Months Ended
	July 30, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Accelerated amortization (4)	Divestiture (5)	Transaction costs (6)	Adjustments
Gross profit	$18	$—	$(21)	$—	$—	$—	$(3)
Marketing and selling expenses	(5)	—	—	—	—	—	(5)
Administrative expenses	(24)	—	—	—	—	—	(24)
Research and development expenses	(3)	—	—	—	—	—	(3)
Other expenses / (income)	—	15	—	(7)	(13)	(5)	(10)
Restructuring charges	(16)	—	—	—	—	—	(16)
Earnings before interest and taxes	$66	$(15)	$(21)	$7	$13	$5	$55
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$66	$(15)	$(21)	$7	$13	$5	$55
Taxes	16	(4)	(5)	2	—	1	10
Net earnings attributable to Campbell Soup Company	$50	$(11)	$(16)	$5	$13	$4	$45
Diluted net earnings per share attributable to Campbell Soup Company	$.17	$(.04)	$(.05)	$.02	$.04	$.01	$.15

	Twelve Months Ended
	July 31, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Loss on debt extinguishment (7)	Adjustments
Gross profit	$5	$—	$59	$—	$64
Marketing and selling expenses	(1)	—	—	—	(1)
Administrative expenses	(20)	—	—	—	(20)
Other expenses / (income)	—	(44)	—	—	(44)
Restructuring charges	(5)	—	—	—	(5)
Earnings before interest and taxes	$31	$44	$59	$—	$134
Interest, net	—	—	—	(4)	(4)
Earnings before taxes	$31	$44	$59	$4	$138
Taxes	7	11	15	1	34
Net earnings attributable to Campbell Soup Company	$24	$33	$44	$3	$104
Diluted net earnings per share attributable to Campbell Soup Company*	$.08	$.11	$.15	$.01	$.34
*The sum of individual per share amounts may not add due to rounding.